Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

FIRST QUARTER 2021 RESULTS

BOSTON, MA (4/22/21) -- The Boston Beer Company, Inc. (NYSE: SAM) reported first quarter 2021 net revenue of $545.1 million, an increase of $214.5 million or 64.9% from the same period last year, mainly due to an increase in shipments of 60.1%. Net income for the first quarter was $65.6 million, an increase of $47.3 million or 259.6% from the same period last year. Earnings per diluted share were $5.26, an increase of $3.77 per diluted share, or 253.0% from the first quarter of 2020.  This increase was primarily due to increased net revenue, partially offset by increases in operating expenses. In the first quarter of 2020, the Company recorded pre-tax COVID-19 related reductions in net revenue and increases in costs that totaled $10.0 million or $0.60 per diluted share.

In the first quarter of 2021 and the first quarter of 2020, the Company recorded a tax benefit of $0.69 per diluted share and $0.17 per diluted share, respectively, resulting from the Accounting Standard "Employee Share-Based Payment Accounting" ("ASU 2016-09").

Highlights of this release include:

•	Depletions increased 48% from the 13-week comparable period in the prior year.
•	Full-year depletion and shipment growth is now estimated at between 40% and 50%, an increase from the previously communicated range of between 35% and 45%.
•

First quarter gross margin of 45.8% was 1.0 percentage point above the 2020 first quarter margin of 44.8%. Excluding the 2020 impact of COVID-19 returns and other related direct costs, first quarter 2021 gross margin of 45.8% was 1.0 percentage point below the COVID adjusted 2020 first quarter margin of 46.8%.

•	Advertising, promotional and selling expenses in the first quarter increased $43.0 million or 43.9%.
•

Based on current spending and investment plans, full-year 2021 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, is now estimated at between $22.00 and $26.00, an increase from the previously communicated range of between $20.00 and $24.00.

Jim Koch, Chairman and Founder of the Company, commented, “As the world slowly reopens and the COVID-19 pandemic winds down, our primary focus continues to be on operating our breweries and our business safely and working hard to continue to innovate and meet customer demand.  Before I turn to our key first quarter operational achievements, I want to note that, working with the Greg Hill Foundation, our Samuel Adams Restaurant Strong Fund has raised $7.5 million thus far to support bar and restaurant workers who are experiencing hardships in the wake of COVID-19 and is committed to distributing 100% of its proceeds through grants to bar and restaurant workers across the country.  We are thankful to our outstanding coworkers, distributors and retailers for their continued focus and diligence to continue to operate and help grow our business.  The Company’s depletions increased 48 percent in the first quarter and we achieved double digit volume growth for the twelfth consecutive quarter.  Early in 2021, we launched Truly Iced Tea Hard Seltzer and during the second quarter we plan to launch Truly Punch Hard Seltzer.  Both combine refreshing hard seltzer

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

with bold flavors and we believe these new launches continue to demonstrate our innovation leadership within the Hard Seltzer category.  We are making steady progress in improving our brand support and messaging for our beer and cider brands to position them for long-term sustainable growth in the face of the difficult on-premise environment.  We are optimistic that our on-premise business will significantly improve in 2021 as restrictions are slowly lifted.  We are excited about the response to the introduction in early 2021 of several new Samuel Adams beers, including Samuel Adams Wicked Hazy, Samuel Adams Wicked Easy and Samuel Adams Just the Haze, our first non-alcoholic beer, as well as the positive reaction to our Samuel Adams ‘Your Cousin from Boston’ advertising campaign.  We are confident in our ability to innovate and build strong brands that complement our current portfolio and help support our mission of long-term profitable growth.”

Dave Burwick, the Company’s President and CEO stated, “We are happy with our strong start to the year and our record first quarter shipment and depletion volumes.  First quarter shipments growth was significantly higher than depletions growth as we took active steps to ensure that our distributor inventory levels are adequate to support drinker demand during the peak summer months.  Our depletions growth in the first quarter was the result of increases in our Truly Hard Seltzer and Twisted Tea brands, partly offset by decreases in our Samuel Adams, Angry Orchard and Dogfish Head brands.  The recently launched Truly Iced Tea Hard Seltzer has accelerated Truly brand growth, which has more than doubled since last year. In the first quarter in measured off-premise channels, the Truly brand outgrew the hard seltzer category by nearly 2X or 50 percentage points, resulting in a share increase of 6.5 percentage points. The Truly brand has now reached a market share of over 28 percent, accounting for approximately 40 percent of all growth cases in the hard seltzer category, which is two times greater than the next largest growth brand.  Truly Iced Tea Hard Seltzer has achieved a 4.3 percentage point market share in measured off-premise channels, well ahead of all other new entrants to the entire beer category.  We expect the launch of Truly Punch Hard Seltzer during the second quarter to continue this positive momentum.  We will invest heavily in the launch of Truly Punch Hard Seltzer and the Truly brand, evolve our brand communications, and further improve our position in the hard seltzer category as more competitors enter.  Twisted Tea continues to generate double-digit volume growth rates that are significantly above full year 2020 trends.  In the first quarter in measured off-premise channels, case growth in Twisted Tea brand products was almost three times higher than its closest competitor and we believe Twisted Tea is on its way to becoming the number one flavored malt beverage (FMB) by year’s end. We see significant distribution and volume growth opportunities for our Truly and Twisted Tea brands and are looking to continue to expand distribution of our Dogfish Head brand.  Pursuing these opportunities in 2021 remains a top priority. Our Samuel Adams, Angry Orchard and Dogfish Head brands were hit the most by COVID-19 and the related on-premise closures.  We continue to work hard on returning these brands to growth and are optimistic that they will return to growth in 2021. Overall, given the trends for the first three months and our current view of the remainder of the year, we’ve adjusted our expectations for higher 2021 full-year volume and earnings growth, which is primarily driven by the strong performance of our Truly and Twisted Tea brands.”

Mr. Burwick went on to say, “During the quarter, we have taken various steps to ensure we have capacity to support this accelerating growth. We continue to work hard on our comprehensive program to transform our supply chain with the goal of making our integrated supply chain more efficient, reduce costs, increase our flexibility to better react to mix changes, and allow us to scale up more efficiently. We expect to complete this transformation over the next two to three years. We will continue to invest in capacity to take advantage of the fast-growing hard seltzer category and deliver against the increased demand through a combination of internal capacity increases and higher usage of third-party breweries, although meeting these higher volumes through increased usage of third-party breweries has a negative impact on our gross margins.  While we anticipate delivering margin improvements in 2021, our gross margins and gross margin expectations will continue to be impacted negatively until our volume growth stabilizes. While we are in a very competitive business, we are optimistic for continued growth of our current brand portfolio and innovations and we remain prepared to forsake short-term earnings as we invest to sustain long-term profitable growth, in line with the opportunities that we see.”

COVID-19

The Company began seeing the impact of the COVID-19 pandemic on its business in early March 2020.  The direct financial impact of the pandemic primarily included significantly reduced keg demand from the on-premise channel and higher labor and safety-related costs at the Company’s breweries. In addition to these direct financial impacts, COVID-19 related safety measures resulted in a reduction of brewery productivity, which has shifted more volume to third-party breweries, and negatively impacted gross margins.  In the 13-week period ended March 28, 2020, the Company recorded COVID-19 pre-tax related reductions in net revenue and increases in other costs of $10.0 million.  This amount consists of a $5.8 million reduction in net revenue for estimated keg returns from distributors and retailers and $4.2 million of other COVID-19 related direct costs, of which $3.6 million are recorded in cost of goods sold and $0.6 million are recorded in operating expenses. In 2021 and going forward, the Company has chosen not to report COVID-19 related direct costs separately as they are viewed to be a normal part of operations.  The Company will continue to assess and manage this situation and will provide a further update in each quarterly earnings release, to the extent that the effects of the COVID-19 pandemic are then known more clearly.

1st Quarter 2021 Summary of Results

Depletions increased 48% from the comparable 13-week period in the prior year. Shipment volume was approximately 2.3 million barrels, a 60.1% increase from the comparable 13-week period in the prior year.

Shipment volume for the quarter was significantly higher than depletions volume and resulted in significantly higher distributor inventory as of March 27, 2021 when compared to March 28, 2020.  The Company believes distributor inventory as of March 27, 2021 averaged approximately 7 weeks on hand and was at an appropriate level based on the supply chain capacity constraints and inventory requirements to support the forecasted growth of Truly and Twisted Tea brands over the summer.

Gross margin at 45.8% increased from the 44.8% margin realized in the first quarter of 2020, primarily as a result of price increases, the absence of the COVID-19 related direct costs incurred in 2020 and cost saving initiatives at Company-owned breweries partially offset by higher processing costs due to increased production at third party breweries.

Advertising, promotional and selling expenses increased $43.0 million compared to the first quarter of 2020, primarily due to increased brand investments of $21.0 million, primarily driven by higher media and production costs, higher salaries and benefits costs and increased freight to distributors of $21.9 million that was primarily due to higher volumes and rates.

General and administrative expenses increased by $4.9 million from the first quarter of 2020, primarily due to increases in salaries and benefits costs.

The Company’s effective tax rate for the first quarter increased to 14.4% from 14.1% in the first quarter of 2020. The Company’s effective tax rate for the first quarter, excluding the impact of ASU 2016-09, increased to 25.6% from 23.6% in the first quarter of 2020 primarily due to one-time state tax benefits related to capital investments in 2020.

The Company expects that its March 27, 2021 cash balance of $144.7 million, together with its future operating cash flows and the $150.0 million available under its line of credit, will be sufficient to fund future cash requirements.

Depletion estimates

Year-to-date depletions through the fifteen weeks ended April 10, 2021 are estimated by the Company to have increased approximately 49% from the comparable period in 2020.

2021 Outlook

The Company currently projects full year 2021 Non-GAAP earnings per diluted share of between $22.00 and $26.00.  This Non-GAAP projection excludes the impact of ASU 2016-09. The Company’s actual 2021 earnings per share could vary significantly from the current projection.  Underlying the Company’s current 2021 projection are the following full-year estimates and targets:

•	Depletions and shipments percentage increase between 40% and 50%.
•	National price increases of between 1% and 3%, an increase from the previously communicated range of between 1% and 2%.
•	Gross margin of between 45% and 47%.
•

Increased investments in advertising, promotional and selling expenses of between $130 million and $150 million, an increase from the previously communicated range of between $120 million and $140 million.  This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•

Non-GAAP effective tax rate of approximately 26.5%, excluding the impact of ASU 2016-09. This effective tax rate also excludes any potential future changes to current federal income tax rates and regulations.

•	Estimated capital spending of between $250 million and $350 million, a decrease from the previously communicated range of between $300 million and $400 million.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands.  Our portfolio of brands also includes Truly Hard Seltzer, Twisted Tea, Angry Orchard Hard Cider and Dogfish Head Brewery as well as other craft beer brands such as Angel City Brewery and Coney Island Brewing. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements.  It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 26, 2020 and December 28, 2019.  Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, April 22, 2021

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	March 27,	March 28,
	2021	2020
Barrels sold	2,278	1,423
Revenue	$581,709	$352,225
Less excise taxes	36,629	21,660
Net revenue	545,080	330,565
Cost of goods sold	295,450	182,592
Gross profit	249,630	147,973
Operating expenses:
Advertising, promotional and selling expenses	140,859	97,891
General and administrative expenses	31,946	27,029
Impairment of assets	227	1,521
Total operating expenses	173,032	126,441
Operating income	76,598	21,532
Other (expense) income, net:
Interest (expense) income, net	(29)	63
Other (expense) income, net	(6)	(360)
Total other (expense) income, net	(35)	(297)
Income before income tax provision	76,563	21,235
Income tax provision	10,998	3,001
Net income	$65,565	$18,234

Net income per common share - basic	$5.34	$1.50
Net income per common share - diluted	$5.26	$1.49

Weighted-average number of common shares - basic	12,271	12,157
Weighted-average number of common shares - diluted	12,457	12,186

Net Income	$65,565	$18,234
Other comprehensive income:
Foreign currency translation adjustment	20	(58)
Comprehensive income	$65,585	$18,176

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	March 27,	December 26,
	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$144,658	$163,282
Accounts receivable	105,042	78,358
Inventories	160,671	130,910
Prepaid expenses and other current assets	36,061	30,230
Income tax receivable	4,115	10,393
Total current assets	450,547	413,173
Property, plant and equipment, net	636,007	623,083
Operating right-of-use assets	56,518	58,483
Goodwill	112,529	112,529
Intangible assets	103,867	103,930
Third-party production prepayments	93,243	56,843
Other assets	11,459	10,784
Total assets	$1,464,170	$1,378,825

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$157,085	$121,647
Accrued expenses and other current liabilities	106,361	129,544
Current operating lease liabilities	8,183	8,232
Total current liabilities	271,629	259,423
Deferred income taxes, net	97,284	92,665
Non-current operating lease liabilities	57,200	59,171
Other liabilities	9,333	10,599
Total liabilities	$435,446	$421,858
Commitments and Contingencies
Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 10,052,711 and 10,004,681 issued and outstanding as of March 27, 2021 and December 26, 2020, respectively	101	100
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 2,177,983 and 2,177,983 issued and outstanding as of March 27, 2021 and December 26, 2020, respectively	22	22
Additional paid-in capital	605,962	599,737
Accumulated other comprehensive loss, net of tax	(232)	(252)
Retained earnings	422,871	357,360
Total stockholders' equity	$1,028,724	$956,967
Total liabilities and stockholders' equity	$1,464,170	$1,378,825

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Thirteen weeks ended
	March 27, 2021	March 28, 2020
Cash flows provided by operating activities:
Net income	$65,565	$18,234
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,996	15,945
Impairment of assets	227	1,521
Gain on disposal of property, plant and equipment	(36)	—
Change in right-of-use assets	1,965	1,807
Credit loss (recovery) expense	(48)	552
Stock-based compensation expense	4,957	2,566
Deferred income taxes	4,565	2,379
Changes in operating assets and liabilities:
Accounts receivable	(26,723)	(4,436)
Inventories	(30,581)	(23,856)
Prepaid expenses, income tax receivable and other current assets	(14,369)	(2,077)
Third-party production prepayments	(21,584)	1,234
Other assets	—	(41)
Accounts payable	36,912	14,264
Accrued expenses and other current liabilities	(16,095)	(7,579)
Change in operating lease liabilities	(2,020)	(1,489)
Other liabilities	76	(100)
Net cash provided by operating activities	19,807	18,924
Cash flows used in investing activities:
Purchases of property, plant and equipment	(39,278)	(27,394)
Proceeds from sale of property, plant and equipment	320	35
Other investing activities	145	96
Net cash used in investing activities	(38,813)	(27,263)
Cash flows provided by financing activities:
Proceeds from exercise of stock options and sale of investment shares	6,768	2,941
Net cash paid on note payable and finance leases	(435)	(209)
Cash borrowed on line of credit	—	100,000
Payment of tax withholdings on stock-based payment awards and investment shares	(5,951)	(1,559)
Net cash provided by financing activities	382	101,173
Change in cash and cash equivalents	(18,624)	92,834
Cash and cash equivalents at beginning of year	163,282	36,670
Cash and cash equivalents at end of period	$144,658	$129,504

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com